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                                                                 Exhibit 23


                        Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Horizon Bancorp, Inc. and Subsidiaries of our report dated February 9, 1996, included in the 1995 Annual Report to Shareholders of Horizon Bancorp, Inc. and Subsidiaries.

We also consent to the incorporation by reference in the Registration Statements pertaining to the Incentive Stock Option Plan (Form S-8 No. 33-73926) and the Dividend Reinvestment Plan (Form S-3, No. 33-61695) of Horizon Bancorp, Inc. of our report dated February 9, 1996, with respect to the consolidated financial statements of Horizon Bancorp, Inc. and Subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1995.


                                          /s/ ERNST & YOUNG LLP

Charleston, West Virginia
March 28, 1996